Comdisco, Inc. and Subsidiaries                                       Exhibit 11

COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                                                             Three Months  Nine Months
                                                                                ended         ended
                                                                               June 30       June 30
                                                                              ---------      -------
                                                                               1996  1995  1996  1995
                                                                               ----  ----  ----  ----


Average shares outstanding ..................................................     50    53     51    54

Effect of dilutive options ..................................................      3     2      2     1
                                                                                ----  ----   ----  ----

   Total ....................................................................     53    55     53    55
                                                                                ----  ----  ----- -----
Net earnings  to
    common stockholders .....................................................   $ 27  $ 24  $  78 $  71
                                                                                ====  ====  ===== =====
Net earnings  per common and
    common equivalent share .................................................   $.51  $.44  $1.47 $1.28
                                                                                ====  ====  ===== =====


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